      As filed with the Securities and Exchange Commission on June 9, 1998
                                                     Registration No. 333-______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                                  JOSTENS, INC.
             (Exact name of registrant as specified in its charter)

               Minnesota                               41-0343440
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)               Identification No.)

                            5501 Norman Center Drive
                             Minneapolis, Minnesota
                                      55437
                (Name and address of Principal Executive Offices)
                   -------------------------------------------

           JOSTENS, INC. DEFERRED COMPENSATION PLAN 1998 REVISION AND
              JOSTENS, INC. DEFERRED COMMISSION PLAN 1998 REVISION
                            (Full title of the plans)

                   -------------------------------------------

                             BRIAN K. BEUTNER, ESQ.
                            5501 Norman Center Drive
                          Minneapolis, Minnesota 55437
                                 (612) 830-3300

            (Name, address and telephone number of agent for service)
                  --------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           IMMEDIATELY UPON THE FILING OF THIS REGISTRATION STATEMENT
                  ---------------------------------------------

                                       CALCULATION OF REGISTRATION FEE
============================ ========================== ======================== ==================== ================
                                                                                   PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE    AMOUNT TO BE REGISTERED(1)     PROPOSED MAXIMUM      AGGREGATE OFFERING      AMOUNT OF
       REGISTERED                                        OFFERING PRICE PER UNIT         PRICE        REGISTRATION FEE
============================ ========================== ======================== ==================== ================
 Deferred Obligations                $3,000,000                  $1.00              $3,000,000            $885

 Common Stock, par value
 $.33-1/3 per share(2)            100,000 shares              $24.9375 (3)        $2,493,750 (3)          $736
 =========================== ========================== ======================== ==================== ================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), this Registration Statement includes an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein and, pursuant to Rule 416(a) under the Act, includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described in such plans.

(2)  Each share of Common Stock includes one Common Stock Purchase Right.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Act, based upon the average of the high and low reported sale prices of the Registrant's Common Stock on June 4, 1998 as reported on the New York Stock Exchange.

--------------------------------------------------------------------------------

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Jostens, Inc. (the "Company")(File No. 1-5064) with the Securities and Exchange Commission (the "Commission") by the Company are incorporated by reference in this Registration Statement: (1) Annual Report on Form 10-K for the year ended January 3, 1998; (2) Quarterly Report on Form 10-Q for the quarter ended April 4, 1998; (3) all other reports filed with the Commission by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 3, 1998;
(4) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description; and (5) the description of the Company's Common Stock Purchase Rights contained in its Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The consolidated financial statements of the Company incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 3, 1998. Such financial statements have been incorporated herein by reference in reliance upon the report of Ernst & Young LLP given on their authority as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on the financial statements of the Company issued at future dates and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The securities registered under this Registration Statement consist of
(i) obligations of the Company to pay compensation or commissions deferred by eligible participants ("Deferred Obligations") under the terms of the Company's Deferred Compensation Plan (the "Deferred Compensation Plan") and the Company's Deferred Commission Plan for Sales Representatives (the "Deferred Commission Plan" and, collectively with the Deferred Compensation Plan, the "Plans"); and
(ii) Common Stock. The Company's Common Stock and the Common Stock Purchase Rights attached thereto issuable under the Plans have been registered under
Section 12 of the Exchange Act as described in Item 3 of this Part II.

         Under the Deferred Compensation Plan, the Company will provide eligible directors and a select group of management or highly compensated employees the opportunity to defer a specified portion of their base compensation, annual bonuses and/or long-term incentive payout awards pursuant to the Company's 1992 Stock Incentive Plan (or any successor plan). Under the Deferred Commission Plan, the Company will provide eligible independent non-employee sales representatives the opportunity to defer a specified portion of their sales commissions and/or other amounts payable following separation from service pursuant to a written territory transition agreement.

         Participants in the Plans may allocate deferred amounts among two notional investment accounts maintained by the Company on behalf of each participant. Amounts allocated to a cash account under the Deferred Compensation Plan will be credited monthly with earnings based on the annual rate published for certain seven-year U.S. Treasury Notes (as specified in the Deferred Compensation Plan), plus one percent. Amounts allocated to a cash account under the Deferred Commission Plan will be credited monthly with earnings based on the annual rate published for certain five-year U.S. Treasury Notes (as specified in the Deferred Commission Plan).

         Amounts allocated to a share account under the Plans will be credited quarterly with that number of full and fractional shares of the Company's Common Stock determined by dividing the dollar amount of the dividends that would have been payable to a participant if the number of shares credited to the share account on the record date for such dividend payment had then been registered in such participant's name by the market value of the shares on the date as of which the credit is made.

         Distributions pursuant to the Plans will be made in either a lump sum payment or quarterly installment payments for a period not to exceed ten years, as elected by the participants (except that any restricted stock unit subaccount of a director's share account under the Deferred Compensation Plan will be distributed only in a lump sum). Any distribution from a cash account under the Plans will be made in cash. Any distribution from a share account under the Plans will be made in full shares of Common Stock, with cash in lieu of any fractional share. Distributions under the Plans may be accelerated upon the occurrence of certain events, such as a change in control of the Company or a participant's request in the event of an unforeseeable emergency.

         The Deferred Obligations are unfunded and general unsecured obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         Rights to receive Deferred Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plans, are not convertible into another security of the Company, and may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

         The Plans will be administered by the Company's Benefits Administration Committee, which has the discretionary authority to adopt such rules, policies, practices or procedures with respect to the Plans as it may deem necessary or advisable. The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the rights of participants with respect to amounts deferred prior to such amendment or termination.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         An opinion as to the validity of the securities being registered hereunder has been provided to the Company by Brian K. Beutner, the Company's Assistant General Counsel and Secretary. Mr. Beutner is eligible to particpate in the Deferred Compensation Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 302A.521 of the Minnesota Statutes provides that a Minnesota business corporation shall indemnify any director, officer, or employee of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Article VI of the Company's Bylaws provides that each director and officer of the Company shall be indemnified by the Company in accordance with and to the extent permitted by Section 302A.521 of the Minnesota Statutes, as now enacted or hereafter amended.

         The Company maintains directors' and officers' liability insurance, including a Company reimbursement policy. Subject to stated conditions, the policy insures the directors and officers of the Company against liability arising out of actions taken in their official capacities. To the extent that such actions entitle a director or officer to indemnification by the Company, the policy provides that the insurer will reimburse the Company any amounts paid.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         No securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

4.1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.a. to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 1-5064)).

4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.a. to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 1-5064)).

4.3 Rights Agreement dated August 9, 1988 between the Company and Norwest Bank Minnesota, N.A. (incorporated by reference to the Company's Form 8-A dated August 17, 1988 (File No. 1-5064)).

4.4 Form of Indenture dated as of May 1, 1991 between the Company and Norwest Bank Minnesota, N.A., as Trustee (incorporated by reference to
         Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 33-40233)).

5.1 Opinion and Consent of Brian K. Beutner (filed herewith electronically).

23.1     Consent of Brian K. Beutner (included in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP (filed herewith electronically).

24.1     Power of Attorney (included on page 7 of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 9, 1998.

                                 JOSTENS, INC.

                                 By /s/ Robert C. Buhrmaster
                                    --------------------------------------------
                                    Robert C. Buhrmaster, Chairman of the Board,
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert C. Buhrmaster and Brian K. Beutner, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 9, 1998 by the following persons in the capacities indicated.

/s/ Robert C. Buhrmaster    Chairman of the Board, President and Chief Executive
-------------------------    Officer (Principal Executive Officer) and Director
Robert C. Buhrmaster

/s/ William N. Priesmeyer   Senior Vice President and Chief Financial Officer
-------------------------   (Principal Financial and Accounting Officer)
William N. Priesmeyer

/s/ Lilyan H. Affinito      Director
-------------------------
Lilyan H. Affinito

/s/ Jack W. Eugster         Director
-------------------------
Jack W. Eugster

/s/ Mannie L. Jackson       Director
-------------------------
Mannie L. Jackson

/s/ Richard A. Zona         Director
-------------------------
Richard A. Zona

/s/ Kendrick B. Melrose     Director
-------------------------
Kendrick B. Melrose

/s/ Walker Lewis            Director
-------------------------
Walker Lewis

                                INDEX TO EXHIBITS


Item No.  Description                               Method of Filing
--------  -----------                               ----------------

4.1       Articles of Incorporation of
          the Company.............................. Incorporated by reference to Exhibit 3.a. to the
                                                    Company's Annual Report on Form 10-K for the
                                                    fiscal year ended June 30, 1993 (File No.
                                                    1-5064).

4.2       Bylaws of the Company.................... Incorporated by reference to Exhibit 3.a. to the
                                                    Company's Annual Report on Form 10-K for the
                                                    fiscal year ended June 30, 1993 (File No.
                                                    1-5064).

4.3       Rights Agreement dated August 9, 1988
          between the Company and Norwest Bank
          Minnesota, N.A. Company.................. Incorporated by reference to the Company's Form
                                                    8-A dated August 17, 1988 (File No. 1-5064).

4.4       Form of Indenture dated as of May 1, 1991
          between the company and Norwest Bank
          Minnesota, N.A. as Trustee............... (Incorporated by reference to Exhibit 4.1 to the
                                                    Company's Registration Statement on Form S-3
                                                    (File No. 33-40233).

5.1       Opinion and Consent of Brian K. Beutner.. Filed herewith electronically.

23.1      Consent of Brian K. Beutner.............. Included in Exhibit 5.1.

23.2      Consent of Ernst & Young LLP............. Filed herewith electronically.

24.1      Power of Attorney........................ Included on page 6 of this Registration
                                                    Statement.